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                     February 2, 2021

       Peter H. D   Arrigo
       Chief Financial Officer
       Envestnet, Inc.
       35 East Wacker Drive, Suite 2400,
       Chicago, Illinois 60601

                                                        Re: Envestnet, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-34835

       Dear Mr. D   Arrigo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services